Exhibit 23.2

Consent of Independent Certified Public Accountants


We have issued our reports dated July 27, 2001 accompanying the consolidated financial statements of Vasomedical, Inc. and Subsidiaries appearing in the 2001 Annual Report of the Company to its shareholders and accompanying the schedule included in the Annual Report on Form 10-K for the year ended May 31, 2001 which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.


/s/ Grant Thornton LLP
GRANT THORNTON LLP


Melville, New York
April 12, 2002